Exhibit 99.1

WLG Inc. Reports Results for First Nine Months of 2008 -- Revenues Increased 45% and Operating Income Up 43% Over Same Period in 2007

Chicago.—(PR Newswire)—November 17, 2008--WLG Inc. ("WLG") (OTCBB: WLGI.OB), a global provider of integrated transport and logistics services, is pleased to report its financial results for the nine months ended September 30, 2008.

Financial Overview -- Revenues, Operating Income and EBITDA - All Increase over 2007

WLG reported revenues of $168 million for the first nine months of 2008, compared to $116 million for the same period in 2007, for an increase of 45%. Operating income for the first three quarters of 2008 increased 43%, reaching $1.81 million, compared to $1.26 million for the same period in 2007. In the first nine months of 2008, WLG's EBITDA (earnings before interest, taxes, depreciation and amortization) increased by 31% to $2.82 million, compared to $2.16 million for the same period last year.

Selling and administrative expenses totaled $18.2 million at the end of September 2008, compared to $14.4 million for the same period in 2007, for an increase of 26%, which is less than the 45% growth in revenues reported for this period. Non-cash charges for depreciation and amortization for the first nine months of 2008 were $0.96 million, for an increase of $0.15 million over 2007, or 18%.

Much of the growth in revenues and operating expenses in 2008 over 2007 is attributable to World Commerce Services LLC ("WCS"), which was acquired by WLG on July 31, 2007.

Management Review and Outlook

Mr. Christopher Wood, WLG's Chief Executive Officer commented, "We are very pleased with the financial results posted by WLG for the first nine months of 2008, particularly in the face of current economic conditions. Our operations in Asia and Australia have performed very well in 2008, with each reporting increases in revenues and operating income.

Also, I think we are doing a good job in keeping our operating expenses in check, even with the new warehouse we opened in the UK in the first part of 2008.

However, in looking forward, we do have concerns about the economic challenges in the markets in which we operate for the remainder of 2008. Much of WLG's business is consumer driven, and to the extent that consumer spending declines, we could see a drop in our revenues and operating profits. For this reason, we need to remain vigilant for 2008 and will continue to carefully monitor our operating expenses and cash flow.

Even in times of adversity, we believe there will be opportunities to gain customers and market share, and WLG will aggressively exploit these opportunities as they arise.

Long-term, our objectives remain the same. All of us at WLG are committed to providing excellent customer service, growing our company and creating shareholder value. We will continue to pursue these goals."

About WLG Inc.

WLG Inc. is an international, non-asset based third-party logistics and freight transportation provider, offering a broad array of logistics and related services through its subsidiaries and divisions. With more than three decades of experience in international transportation, WLG has established itself as a leading provider of quality freight forwarding and freight management services to its customers throughout the world. Additional information is available at: http:// www.wlglogistics.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those anticipated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures; WLG's dependence upon conditions in the air, ocean and land-based freight forwarding industry; the size and resources of many of WLG's competitors; and the need for WLG to effectively integrate acquired businesses and to successfully deliver its primary services. Additional information with respect to these and other factors that could materially affect WLG are included in WLG's filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

Reconciliation of Non−GAAP Measures

WLG believes that net income applicable to common stock is the financial measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) that is most directly comparable to EBITDA. In addition, the presentation of EBITDA is relevant and useful because EBITDA may be the most frequently used measurement by the logistics industry, financial analysts and others in the financial community to evaluate our operating performance, as well as that of our competitors.

The following table reconciles WLG’s EBITDA with net income applicable to common stock as derived from WLG’s unaudited financial statements for the nine months ended September 30, 2007 and 2008:

WLG Inc.

Reconciliation of Non-GAAP Measures
	2007		2008
For the nine months ended September 30	$	(‘000)	$	(‘000)
Net income applicable to common stock		493		644

Add back:
Dividends on preferred stock		68		68
Income taxes		427		494
Interest expense		404		680
Interest income		(45)		(28)
Depreciation and amortization		810		958
Total add backs		1,664		2,172
EBITDA		$2,157		$2,816

Contact:
Chris Wood
   chrisw@hk.wlglogistics.com